Exhibit 99.13

October 31, 2022
Poseidon Acquisition Corp.
Attention: David L. Sokol
Email:

Re:	Washington Family Holdings Equity Commitment Letter

Ladies and Gentlemen:

This letter agreement (this “letter agreement”) sets forth the commitment of Deep Water Holdings, LLC, a Montana limited liability company (“DWH”), to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain equity interests of Poseidon Acquisition Corp., a Marshall Islands corporation (“Parent” or “Bidco”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Atlas Corp., a Marshall Islands corporation (the “Company”), Parent, and Poseidon Merger Sub, Inc., a Marshall Islands corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned (other than with respect to the Designated Company Preferred Shares) Subsidiary of Parent (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Subject to the conditions set forth in this letter agreement, DWH hereby agrees that at the Closing, it will purchase, directly or indirectly, equity securities of Bidco with an aggregate purchase price equal to $175,000,000 (such amount, the “DWH Commitment”), the proceeds of which shall be used by Bidco to fund (and fully discharge) a portion of the Merger Consideration and other amounts to be paid with respect to Company RSUs, Company Options, Company Restricted Shares, Company Phantom Shares, other Company equity securities or awards and the Company’s Exchangeable Notes (following the exchange thereof into cash as the exchange consideration) to be paid by Bidco pursuant to the Merger Agreement (the “Bidco Payment Obligations”); provided that (i) to the extent (and only to the extent) that, at the Closing, Parent does not require the full amount of the Total Commitment (as defined below) to fund in full the Bidco Payment Obligations, the DWH Commitment, the DS Commitment (as defined below) and the ONE Commitment (as defined below) shall be reduced on a pro rata basis, and (ii) DWH shall not, under any circumstances, be obligated to contribute (or cause to be contributed) to Bidco more than the DWH Commitment. The proceeds of the DWH Commitment, together with the amounts (the “ONE Commitment”) to be paid by Ocean Network Express Pte. Ltd. (“ONE”) under the letter agreement dated as of the date hereof between ONE and Parent pursuant to which ONE has agreed to make certain equity investments in Parent (the “ONE ECL”), and the amounts (the “DS Commitment”) to be paid by David Sokol (“DS”) under the letter agreement dated as of the date hereof between DS and Parent pursuant to which DS has agreed to make certain equity investments in Parent (the “DS ECL”) shall collectively constitute the “Total Commitment” for purposes of this letter agreement. Upon the funding of the DWH Commitment, DWH will acquire Bidco Common Shares (as defined in the JBA (as defined below)), which shall be the same class and type of equity interests of Bidco as FF (as defined in the JBA) and DS (together, the “Rollover Group”) acquire, and at the same price per Bidco Common Share paid, (1) pursuant to the DS ECL and the ONE ECL and (2) in exchange for the Rollover Group’s Rollover Shares (using the Merger Consideration paid per Company Common Share paid pursuant to the Merger Agreement as the value per Rollover Share).

DWH’s obligation to fund the DWH Commitment is subject to (a) the satisfaction in full or waiver by Parent, on or before the Closing, of all of Parent’s conditions precedent to its obligations to consummate the Merger as set forth in Section 9.01 and Section 9.02 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing but which are capable of being satisfied at such time); it being understood that the funding of the DWH Commitment will occur contemporaneous with the Closing, (b)(i) with respect to the ONE ECL and the DS ECL, the ONE Commitment and the DS Commitment shall have been funded or will be funded at the Closing and (ii) the Rollover Shares shall have been contributed to Parent in accordance with the Rollover Agreements at the Closing, in each case substantially concurrently with the DWH Commitment funding; provided that the satisfaction or failure of the condition set forth in this clause (b) shall not limit or impair the ability of Parent or the Special Committee (on behalf of the Company) to seek to enforce the obligations of DWH under, and in accordance with, this letter agreement if (i) Parent or the Company is also seeking enforcement of the ONE ECL, the DS ECL and the Rollover Agreements (and the substantially concurrent funding of the ONE Commitment and the DS Commitment and consummation of the transactions contemplated by the Rollover Agreements, which enforcement hereunder shall be subject to concurrent enforcement under each of such other commitment letters and Rollover Agreements) or (ii) ONE and DS have satisfied or are prepared to satisfy their obligations to fund and contribute the ONE Commitment and DS Commitment, respectively, and the parties to the Rollover Agreements are prepared to satisfy their obligations thereunder; provided further that notwithstanding the foregoing, under no circumstance shall DWH be obligated to fund the DWH Commitment unless ONE and DS do actually satisfy their obligations to fund and contribute the ONE Commitment and DS Commitment, respectively, and the parties to the Rollover Agreements do actually satisfy their obligations thereunder, and (c)(i) the substantially contemporaneous consummation of the Closing under the Merger Agreement, (ii) the obtaining by the Company of a final and non-appealable judgment requiring Bidco to specifically perform its obligations pursuant to the terms of the Merger Agreement or (iii) the obtaining of a final and non-appealable judgment requiring DWH to specifically perform its obligations under this letter agreement.

DWH’s obligation to fund the DWH Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with Section 10.01 thereof, (b) the consummation of the Closing and the funding of the DWH Commitment hereunder, at which time the obligations hereunder shall be discharged, and (c) upon the Company, the Special Committee or any of their respective Affiliates (other than FF, DS, ONE and their respective Affiliates (other than the Company and its Subsidiaries)) filing a lawsuit or other proceeding asserting, in writing, directly or indirectly, any claim for payment under or in respect of this letter agreement, the JBA, the Merger Agreement, the Expense Reimbursement Agreement or the transactions contemplated hereby or thereby from DWH or its Affiliates, in each case other than a lawsuit or other proceeding against DWH pursuant to the JBA, the Expense Reimbursement Agreement, or to specifically enforce the provisions of this letter agreement, the Merger Agreement, or any other contractual agreement between or among the foregoing parties as permitted herein or therein.

Subject to the terms of the JBA, DWH may assign all or a portion of its obligation to fund the DWH Commitment to an Affiliate with the consent of each of FF, ONE and DS; provided, however, that any such assignment shall not relieve DWH of its obligations under this letter agreement. The DWH Commitment shall not be assignable by Bidco without the prior written consent of DWH and the Special Committee (on behalf of the Company), and the granting of such consent in a given instance shall be solely in the discretion of DWH and the Special Committee (on behalf of the Company) and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly provided herein, this letter agreement shall not be assignable without the consent of the parties hereto, each of FF, ONE, and DS and the Special Committee (on behalf of the Company). Notwithstanding anything to the contrary in the foregoing, no assignment shall be permitted if assignment to such Person would (1) prevent, impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or (2) result in any consent or approval of, or filing, declaration or registration with, any Governmental Authority being required in connection with the transactions contemplated by the Merger Agreement that would reasonably be expected to prevent, impede or materially delay the consummation of such transactions.

This letter agreement shall be binding solely on the parties hereto and their successors and permitted assignees and inure solely to the benefit of Bidco, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person other than Bidco any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Bidco to enforce, the DWH Commitment or any other provisions of this letter agreement; provided, however, that, subject to the terms and conditions set forth in Section 2.1 of the JBA (in the case of FF, DWH and DS) and in the Merger Agreement, each of FF, ONE, DS and the Special Committee (on behalf of the Company) is hereby made an express third-party beneficiary hereof and shall have the enforcement rights set forth in the following sentence and the other rights expressly conferred upon the Company in this letter agreement. This letter agreement may be enforced by each of FF, ONE, DS and the Special Committee (on behalf of the Company) for the purpose of obtaining specific performance of Bidco’s right to cause the DWH Commitment to be funded pursuant to the terms and conditions hereunder (which right of specific performance may be sought directly against DWH or indirectly through Bidco), and for no other purpose (including, without limitation, any claim for monetary damages hereunder). DWH’s creditors shall have no right to enforce this letter agreement or to cause Bidco to enforce this letter agreement.

Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that DWH or any of its successors or permitted assignees may be a partnership, limited liability company or similar domestic or foreign entity, Bidco by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than DWH and its successors and permitted assignees shall have any obligation hereunder and that it has no rights of recovery against, and no recourse under this letter agreement, the Merger Agreement or any documents or instruments delivered in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager or employee of DWH (or any of its successors or assignees), against any former, current or future general or limited partner, manager, equityholder or member of DWH (or any of its successors or assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, equityholder, manager or member of any of the foregoing (each, other than DWH and its successors and permitted assignees, an “DWH Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of DWH against the DWH Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; provided that (and notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith), (A) nothing herein shall limit the rights of the Rollover Group and ONE against DWH under the Joint Bidding Agreement, dated and effective as of August 4, 2022 (as amended in the form provided to the Company prior to the date hereof, the “JBA”) pursuant to the terms and conditions of such JBA, (B) nothing herein shall limit the rights of FF, ONE, DS and the Company against DWH (or with respect to any assignee hereof) as a third-party beneficiary under this letter agreement pursuant to the terms and conditions hereof, and (C) nothing herein shall limit the rights of FF, ONE, DS and the Company against DWH as a third party beneficiary pursuant to the term and conditions of DWH’s Rollover Agreement and (D) nothing herein shall limit the rights of the Company against the Investors under the Expense Reimbursement Agreement pursuant to the terms and conditions of the Expense Reimbursement Agreement. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any DWH Affiliate, as such, for any obligations of DWH under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Bidco further agrees that neither it nor any of its Affiliates shall have any right of recovery against DWH or any of the DWH Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Bidco or any of its equityholders against DWH or any of the DWH Affiliates, or otherwise, except for Bidco’s right to be capitalized by DWH with the DWH Commitment under and to the extent provided in this letter agreement and subject to the terms and conditions hereof. Bidco hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Agreement or the Merger Agreement against DWH or any of the DWH Affiliates, except for claims against DWH under this letter agreement or the JBA.

This letter agreement shall be treated as confidential and is being provided to Bidco, the Rollover Group, ONE and the Company solely in connection with the JBA and the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the JBA, the Merger Agreement, the ONE ECL and the DS ECL), except with the written consent of DWH; provided, that Bidco or the Company or any other Investor may disclose this letter agreement (a) to its officers, directors, advisors and other authorized representatives, (b) to the extent required by applicable Law or the applicable rules of any national securities exchange, including, without limitation, in connection with routine filings, submissions and any other similar documentation required or customary to comply with U.S. Securities and Exchange Commission filing requirements or in connection with any securities regulatory agency filings relating to the transactions contemplated under the Merger Agreement; provided that Bidco and the Company will, to the extent reasonably practicable and permitted by applicable law, notify DWH at least twenty four (24) hours before making any such disclosure and consider in good faith any comments made by DWH to prevent or restrict disclosure, or on the content of the disclosure, and (c) in connection with the enforcement by Bidco and/or the Company of their respective rights hereunder or under the Merger Agreement or the Expense Reimbursement Agreement.

To the maximum extent permitted by Applicable Law, this letter agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law

Each party hereto agrees that this letter agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties, to the maximum extent permitted by Applicable Law, (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the state of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined in any other state or federal court sitting in the state of Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this letter agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial, (f) agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by Applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (f)(1) or (2) above shall, to the fullest extent permitted by Applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware, and (g) waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent in Delaware does hereby appoint Universal Registered Agents, Inc., as such agent. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties further consents and agrees that, to the maximum extent permitted by Applicable Law, process in any suit, action or proceeding may be served on such party in accordance with the notice provisions of this letter agreement. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this paragraph in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its (or its registered agent’s) address as specified in this letter agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

All notices, requests, instruction, demands and other communications under this letter agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iii) when received by the addressee if sent by nationally recognized overnight delivery service (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to DWH, to:

Deep Water Holdings, LLC
P.O. Box 16630
101 International Way
Missoula, MT 59808
Attention:   Jerry Lemon

Email:

with a copy to (which shall not constitute notice):

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104

Attention:	Stephan Coonrod; Christopher H. Cunningham; Christopher Bellavia

Email:

If to Bidco, to:

Poseidon Acquisition Corp.

Attention:	David L. Sokol

Email:

with a copy to (which shall not constitute notice):

Honigman LLP
2290 First National Building
600 Woodward Avenue
Detroit, MI 48226

Attention:	Tracy Larsen; Jeff Kuras; Barbara Kaye

Email:

and with a copy to (which shall not constitute notice):

Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036

Attention:	Michael Horwitz

Email:

and with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	David Kurzweil; Julian Azran

Email:

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

This letter agreement, the JBA and DWH’s Rollover Agreement contain the complete agreement between DWH and Bidco with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements (including the Washington Family Holdings Equity Commitment Letter made by DWH to Parent on August 4, 2022, as amended, which, for the avoidance of doubt, is hereby terminated), discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. Notwithstanding the foregoing, in the event of a conflict or inconsistency between this letter agreement and the JBA, the terms of this letter agreement shall control (other than with respect to any rights between DWH and the other parties to the JBA). DWH and Bidco agree and acknowledge that the existence and terms of the JBA and DWH’s Rollover Agreement shall have no effect on, and in no manner impair or alter, the Company’s rights under this letter agreement.

This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and, following the execution of the Merger Agreement, the Special Committee (on behalf of the Company); provided, however, that DWH may amend this letter agreement to reflect any permitted assignment as expressly permitted herein (a copy of which shall promptly be provided to the Company) for the sole purpose of allocating the DWH Commitment among DWH and its permitted assignees.

This letter agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf’ form, each of which shall be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

If any provision of this letter agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction: (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, in each case shall not be affected or impaired in any way; provided, however, that this letter agreement may not be enforced without giving effect to the first paragraph, the second paragraph, the third paragraph, the fourth paragraph, the sixth paragraph, the seventh paragraph and to the cap on the DWH Commitment.

DWH hereby represents and warrants with respect to itself that (a) it has all legal entity power and authority to execute, deliver, and perform the obligations under this letter agreement, (b) the execution, delivery, and performance of this letter agreement by DWH has been duly and validly authorized and approved by all necessary legal entity action by it, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equity principles, (d) the execution, delivery and performance of this letter agreement by DWH does not violate or result in a breach or default under (i) the organizational or governance documents of DWH, (ii) any material document or agreement to which DWH is a party or otherwise binding on DWH, or (iii) subject to obtaining any necessary regulatory approvals for the consummation of the funding of the DWH Commitment pursuant to this letter agreement and the Closing, any applicable Law unless the failure to receive such regulatory approval would not adversely affect the ability of DWH to consummate the funding of the DWH Commitment, and (e) it has the financial capacity, and will maintain such financial capacity through the termination hereof, to pay and perform its obligations under this letter agreement, and all funds necessary for DWH to fulfill the DWH Commitment shall be available to DWH for so long as this letter agreement shall remain in effect.

Guaranty

Washington Investments, LLC (“WI”) guarantees the due and punctual payment, performance and observance by DWH of its payment obligations under this letter agreement.  If DWH fails to fund the DWH Commitment, in whole or in part, when such obligation is due, WI shall immediately pay such amount to Parent in lawful money of the United States.  The guarantee provided by WI shall be absolute, continuing, unconditional and irrevocable and shall not be released or discharged, in whole or in part, or otherwise affected by (a) the existence of any claim, set-off or other right which WI may have at any time against DWH, whether in connection with the DWH Commitment or otherwise; (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting DWH; (c) the failure of Parent or the Company to assert any claim or demand or to enforce any right or remedy against DWH; (d) any change in the corporate existence, structure or ownership of DWH; (e) the adequacy of any other means Parent or the Company may have of obtaining payment and satisfaction of the DWH Commitment; (f) any change in the time, place or manner of payment of any of the DWH Commitment or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this letter agreement; or (g) the value, genuineness, validity, regularity, illegality or enforceability of this letter agreement or any other agreement or instrument referred to herein.  WI hereby waives any right to require Parent or the Company, as a condition of payment by WI to proceed against DWH or any other Person or to pursue any other remedy or enforce any other right. To the fullest extent permitted by law, WI hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Parent or the Company and with respect to any condition or circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against WI (other than the payment of any such guaranteed obligations). WI waives promptness, diligence, notice of the acceptance of this guarantee and of DWH’s obligations under this letter agreement, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally.  No failure on the part of Parent or the Company, or delay by Parent or the Company, in exercising any right under or with respect to the guarantee set forth in this paragraph shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Parent or the Company with respect to WI’s guarantee hereunder.  WI hereby unconditionally and irrevocably agrees, unless and until all of the obligations of DWH set forth in this letter agreement shall have been irrevocably paid in full in cash, not to exercise any rights that it may now have or hereafter acquire against DWH that arise from the existence, payment, performance or enforcement of WI’s obligations under or in respect of this guarantee or any other agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Parent or the Company against DWH, whether or not such claim, remedy or right arises in equity or under contract, statute or common law. WI represents and acknowledges that it has or will have, at the time of the Closing, a financial interest in DWH, that it will receive substantial direct and indirect benefits from the transactions contemplated by this letter agreement and that the waivers set forth in this paragraph are knowingly made in contemplation of such benefits.

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Very truly yours,

DEEP WATER HOLDINGS, LLC

By:	/s/ Jerry Lemon
Name: Jerry Lemon
Title: President

Solely with respect to the Guaranty Paragraph above:

WASHINGTON INVESTMENTS, LLC

By:	/s/ Jerry Lemon
Name: Jerry Lemon
Title: President

Accepted and Acknowledged as of the date first written above:

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol
Name: David L. Sokol
Title: Chairman